MONT E. TANNER, ESQ.

LAW OFFICES OF
MONT E. TANNER
ATTORNEY AT LAW
2950 EAST FLAMINGO ROAD, SUITE G, LAS VEGAS, NEVADA, 89121
TELEPHONE: (702)369-9614
FACSIMILE: (702)369-5731
MTANNERLAW@AOL.COM

October 1, 2024

John Wu
Rocky Mountains Group LTD
rockymountains@yeah.net

Re: **UPDATED ROCKY MOUNTAINS GROUP Ltd., S-1 REGISTRATION OP. LETTER**

Dear John,

At your request, our office has been retained by ROCKY MOUNTAINS GROUP Ltd., a Nevada Corporation (the "Company"), to update and clarify that the public securities offering price in connection with the Registration Statement on Form S-1, is $.15 per share; and further that the offering is a primary offering by the company as opposed to a resale by selling shareholders.

We hereby consent to the filing of this updated opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

Mont E. Tanner